SUPERTEX SECOND FISCAL QUARTER 2013 EARNINGS RELEASE CONFERENCE CALL

Moderator: Good afternoon. Welcome to the Supertex fiscal 2013 second quarter earnings Conference Call.  I will now turn the Call over to Phil Kagel, CFO of Supertex, for opening comments and introductions.

Phil: Thank you and good afternoon everyone.  On the call with me today, I have Dr. Henry C. Pao, President & CEO.

First, let me remind you that all statements made during this conference call, including in response to your questions, which are not historical facts, are forward-looking statements.  They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect. Furthermore, our goals and objectives, which may change, are also factored into the forward- looking statements.  Often such statements can be identified by the use of words such as "will," "intends," "expects," "plans," "believes," "anticipates," and "estimates."

Examples of forward-looking statements include our guidance and projections as to our sales, both overall and for particular customers, markets, segments, and products; for release, performance and customer adoption of new products; and our guidance for financial measures such as gross margin, and tax rate.

Additional information about risks and other factors relating to such statements may be found in our earnings news release of today, as well as other risk factors detailed in our Form 8-K, 10-K, 10-Q and other filings with the Securities and Exchange Commission.

Due to these risks and other factors, our future actual results could differ materially from those contained in the forward looking statements made during this Conference Call. Forward-looking statements speak only as of today and we undertake no obligation to publicly release updates or revisions to these statements.

I would also note that our customers have requested that we do not identify them except to the extent required by SEC disclosure rules.  Therefore, we will only be giving a general description of any customer to whom our sales exceeded 10% of total company sales in this reporting period.

And now I will turn the Call over to Henry Pao.

Henry:

Thank you, Phil.  Good afternoon.

Although our overall sales were slightly less than 1% lower than last quarter, we are pleased with the increase in our growth businesses, medical and LED lighting. Medical sales increased 23% sequentially and LED lighting and backlighting increased 67% sequentially. The pick-up in medical sales was due in part to normal seasonality. LED driver sales grew significantly in backlighting as our customer’s high-end monitor production ramped up, and LED general lighting driver sales increased slightly. The slight overall sequential sales decrease primarily stemmed from corresponding sequential reductions in our legacy printer head drivers and custom processing services which had spiked in the first fiscal quarter and which we believe were due to normal business cycle fluctuations. We are forecasting our overall sales to be sequentially flat in our third fiscal quarter of 2013, as increases in LED lighting and backlighting sales are expected to be offset by seasonality decreases in medical ultrasound sales. With ten weeks remaining in the quarter we have 62% of projected sales shipped or backlog confirmed. We expect to launch some significant new products in medical ultrasound and LED lighting in the next few months which should provide impetus for our top-line growth in fiscal 2014.

Gross margin for the second quarter of fiscal 2013 was 46%, slightly below last quarter of 47% primarily due to product mix. Operating expense was about the same as last quarter. Other income was higher due to an increase in the fair value of our non-qualified deferred compensation plan assets compared to a small decrease last quarter. This benefit was offset in operating expense. Our fiscal second quarter tax rate of 28% was the same as last quarter. On cash flow, we generated $5.1 million which included a tax refund of $2.2 million. During the fiscal second quarter we deployed $6.9 million to repurchase 396,000 of our shares. Through September 29, 2012, since the current stock repurchase program of 2,500,000 shares was announced in January 2011, we have bought back 1,576,000 shares of Supertex stock for a total of $30.4 million.

On the marketing side, so far this calendar year we have launched 19 new products: 7 LED, 6 Medical ultrasound, 2 Printer/Display, and 4 for the Other/industrial market. Our analog switches are best in class with our 24 and 32 channel analog switches being designed into several new ultrasound systems. Our transmit/receive switches are also incorporated into many design wins. We have just launched a low noise amplifier designed specifically for portable systems with ultra low power dissipation. We have several new medical ultrasound products in qualification: high voltage pulsers, analog switches, another beamformer, and another transmit/receive switch. Additionally, we have many other new products at various stages of development including high performance, low cost, LED drivers for general lighting, for backlighting and for automotive lighting.

In LED backlighting we have a design win on a new TV model for production early next year. Our customer has given us a forecast with shipments of our chip beginning in December.

We were also given forecasts of higher volume for the December quarter for our LED backlighting chips for high end computer monitors.

Our OLED program is progressing, as we are working with several customers in this space.

Now, I will turn the call over to Phil who will elaborate on the financial results.

Phil: Thank you, Henry.

Fiscal 2013 second quarter sales of $15.9 million dollars decreased 1  percent sequentially and 6  percent compared to the second fiscal quarter of last year.

The percentage breakdown of our total sales by end market in the second fiscal quarter was as follows: Medical 42%, LED lighting 14%, Printers/EL 20%, Telecom 10%, and Industrial/other 14%.  Three companies accounted for more than 10% of total sales; a major medical instrumentation customer and two distributors at 12% of sales each.

GAAP diluted earnings per share were 6 cents, compared to 5  cents in the prior quarter and 14 cents in the same quarter last year.

Non-GAAP diluted earnings per share for the second fiscal quarter, excluding pre-tax employee stock-based compensation, were 12 cents, or an increase of 1 cent versus the prior quarter and a decrease of 8 cents compared to the same quarter last year.

For the balance of this discussion, I will be referring to GAAP numbers only.

Gross margin for the second fiscal quarter was 46 percent,  or approximately 1 percent lower than the prior quarter primarily due to unfavorable product mix and also increased inventory reserves These factors were partially offset by lower unit costs of product sold in the quarter versus last quarter, as these products were built in periods of higher wafer fab utilization. For the first and second quarters of fiscal 2013 our wafer fab utilization was 56% and 58% respectively, compared to 25% and 34% in the preceding two quarters. We expect that gross margin will improve to the range of 49-51% in our third fiscal quarter due to further reductions in unit costs from the higher wafer fab utilization.

R&D spending of $3.6 million dollars in the second fiscal quarter increased approximately $100 thousand dollars compared to the prior quarter primarily due to higher benefits expense resulting from our non-qualified deferred compensation plan assets increasing compared to a decrease in the prior quarter, all of which is offset in other income & expense.

Selling, general and administrative expenses of $3.4 million dollars in the second fiscal quarter were also approximately $100 thousand dollars higher than the prior quarter,  primarily due to same reason as in the increase in R&D expense.

Total operating expense of $7.0 million dollars would have been $300 thousand dollars lower, adjusting out the benefits expense increase of $300 thousand dollars due to the change in our deferred compensation plan assets.

Interest and other income, net, in the second fiscal quarter was approximately $600 thousand dollars,  or approximately $400 thousand dollars more than the prior quarter. This was primarily due to the higher offset of the non-qualified deferred compensation plan to income, as discussed earlier. Interest income was also higher than the previous quarter.

Our fiscal second  quarter tax rate was 28 percent, or flat sequentially. For the third fiscal quarter we expect our tax provision to be down to 5% due to benefits from expirations of uncertain tax positions.

We generated approximately $5.1 million dollars of positive cash flow from operating activities in the second fiscal quarter. Net income, adjusted by non-cash items, was approximately $2.8 million dollars. Changes in operating assets and liabilities increased operating cash flow by approximately 2.3 million dollars due primarily to an income tax refund.

During the second fiscal quarter we repurchased 396,000 shares of our stock for $6.9 million dollars. Since we announced the stock repurchase program in January of 2011 through the end of our second fiscal quarter, we had bought back approximately one million five hundred seventy-six thousand shares for a total of $30.4 million dollars. So far in our third fiscal quarter, we have repurchased 12,000 shares for approximately two hundred seventeen thousand dollars.

Now we are open for Q & A.

Jiwon Lee from Sidoti & Co.

Jiwon: Good Afternoon Gentlemen.

Phil: Hi Jiwon.

Jiwon: Just want to circle on the revenue guidance for next quarter, if I hear Henry’s comment correctly, the medical will be down and LED will be up and the color of it is, if medical decline is not as bad as what I think it isn’t, then you are looking for fairly substantial ramp in the LED drivers both from the TV and the monitors, correct?   I just want to get a little more color of how we should think of the ups and downs of next quarter.

Phil:  Sure, as you know we normally have a seasonality dip in December quarter for medical, and it looks to be down around 10% - 12%, in that range,  not a significant decrease and the offset to that mostly comes from LED as we mentioned.  It’s really both the computer monitor and general lighting.  It’s not a real steep ramp but a continued growth as we like to see.

Henry:  On the TV side, the volume production will start in January, but we have to ship some in December in order to allow them to start production in January.

Jiwon: So that’s helpful.  So Phil do you have additional comments.

Phil: Yes, so that is part of the LED increase. Just want to make that clear that it’s the LED backlighting increase.

Jiwon: On the margin guidance, I am not sure that I understand if you are guiding sequentially flat revenue, why your margin would improve so much. From utilization?

Phil: Yes, that’s a good question. Forty-six to forty-seven percent gross margin is not where we like to be. We are coming out of a period of very low wafer fab utilization. If you look at the last fiscal year, our sales were down but exacerbating this was that we reduced our inventory by about 7 million dollars in our fiscal 2012. So in the first quarter or two this year we were shipping product built a couple of quarters earlier, in terms of the wafers, under a very low utilization period. Now our utilization is coming up and so our product cost is lower. So even with our sales being flat we are shipping product that has lower unit cost and that’s really the reason.

Jiwon: So that’s helpful.   Lastly for me I could see that your printer EL segment has a taken a fairly substantial sequential down turn.  I recall the OLED printer, I wonder where we stand on that please.

Phil:  Yes that’s really a  good question.  It’s embedded in the Printer/EL market space, and we were flat. We had OLED shipments of around $600 thousand in the 1st fiscal quarter and $600 thousand or so in the 2nd fiscal quarter.  This is not really a production ramp. They are building prototype of units in anticipation of evaluation of those units to come in the January-February-March time frame.  So we aren’t going to have many shipments until those units are evaluated.

Jiwon: For that product your revenue is fairly stable with hopefully after the evaluation period, revenue will go up.

Henry: If they go into volume production, then the volume will be significant.

Jiwon: Ok.  That’s all for me.

Phil: Thank you Jiwon.

Phil: We thank you for being on the call today. We understand that since we moved up this call a day early, we would be up against several other earnings conference calls and we wouldn’t have as many as usual on the call with us. If there are other questions, we would be happy to take them later. Thank you and good bye.